Exhibit 21.1

LIST OF SIGNIFICANT SUBSIDIARIES OF NETBANK, INC.

Jurisdiction of Incorporation
NetBank Payment Systems, Inc.	FL
Market Street Mortgage Corporation	FL
Meritage Mortgage Corporation	OR
NetBank	Federal charter
Financial Technologies, Inc.	GA
NetBank d/b/a Beacon Credit Services	Federal charter
NetBank d/b/a NetBank Business Finance	Federal charter
NetBank d/b/a NetBank Funding Services	Federal charter
NetBank d/b/a Resource Mortgage Solutions	Federal charter
First Choice Lending Group, L.P.	TX
H&P Mortgage Financial Group, L.P.	TX
NeuMark Mortgage Services, LLC	IL
River City Mortgage Services, LLC	MO